AMENDMENT TO
BY-LAWS
OF
EATON VANCE TAX-ADVANTAGED RETURN STRATEGIES FUND

May 3, 2010

Pursuant to ARTICLE V, Section 3 of the BY-LAWS of Eaton Vance Tax-Advantaged Return Strategies Fund (the “Trust”), upon the written consent of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Eaton Vance Tax-Advantaged Bond and Option Strategies Fund.

*******************